CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Business Financial Services, Inc. of our report dated February 27, 2020 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of First Business Financial Services, Inc. for the year ended December 31, 2019.

Oak Brook, Illinois
August 19, 2020